Exhibit 10.28

AMENDMENT NUMBER ONE

TO THE ASSURANT DEFERRED COMPENSATION PLAN

THIS AMENDMENT to the Assurant Deferred Compensation Plan, as amended and restated effective as of January 1, 2008 (the “Plan”), is adopted effective as of January 1, 2012.

W I T N E S S E T H:

WHEREAS, Assurant, Inc. (the “Company”) currently maintains the Plan;

WHEREAS, pursuant to Section 10.2 of the Plan, the Company’s Board of Directors (the “Board”), or a committee thereof duly appointed to act on behalf of the Board in respect of the Plan, Committee may amend the Plan;

WHEREAS, Article IV of the Charter of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), which was duly approved by the Board on September 16, 2011, provides, among other things, that the Committee shall review and recommend to the full Board, or approve, executive compensation programs and oversee the Company’s retirement, savings, health and other benefit plans; and

WHEREAS, on November 10, 2011, the Compensation Committee adopted the Assurant, Inc. Executive Compensation Recoupment Policy (the “Recoupment Policy”), effective as of January 1, 2012, and has authorized an amendment to the Plan to incorporate the terms and conditions of the Recoupment Policy.

NOW THEREFORE, the Plan is hereby amended as follows:

1.

Effective as of January 1, 2012, Article I of the Plan is amended to include the following definition as Section 1.29, with the subsequent sections of Article I to be re-numbered accordingly:

1.29	“Recoupment Policy” means the Assurant, Inc. Executive Compensation Recoupment Policy adopted by the Compensation Committee of the Board, effective as of January 1, 2012, as the same may be amended from time to time.

2.

Effective as of January 1, 2012, Article III of the Plan is amended to include the following new Section 3.11:

3.11

Recoupment Policy. The Company has established a Recoupment Policy with respect to excess incentive-based compensation provided to current and former “executive officers” (as defined in the Recoupment Policy) of the Company. All deferrals of Incentive Payments (other than any severance or change of control payments) granted to any such person on or after January 1, 2012, adjusted upward for any earnings thereon, are subject to the terms and conditions of the Recoupment Policy, and, as a condition of participation in this Plan, each such person is deemed to have agreed to the terms of the Recoupment Policy. The terms of the Recoupment Policy are incorporated into this Plan by reference.

* * * * *

Except as amended herein, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment Number One to the Assurant Deferred Compensation Plan (as amended and restated effective as of January 1, 2008) to be executed on the date shown below, to be effective as of January 1, 2012.

FOR ASSURANT, INC.

Date: November 18, 2011	By:	/s/ Sylvia Wagner
Sylvia Wagner
	Title:	Executive Vice President, Human Resources and Development